Exhibit 10.1

Par Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13492
P 800.448.6505
www.partech.com

By Hand Delivery

April 12, 2017

Mr. Donald H. Foley
10919 Martingale Court
Potomac, Maryland 20854

Dear Don

I am pleased to extend to you an offer of employment to serve as Chief Executive Officer and President of PAR Technology Corporation (“PTC”). This letter outlines your compensation package:

•      Your annual base salary will be $460,000, 25% of which will be paid in time vesting restricted stock, that vest ratably monthly. Such shares to be granted on the first day of the open trading window following the Effective Date (as herein defined).

•      You will be paid a signing bonus of $5,000, payable within 10 business days following the Effective date.

•      The term of your employment with PTC will be for a period of one year, and will continue thereafter for consecutive one year periods unless terminated by you or PTC upon at least 90-days' notice prior to the end of the initial one year employment period or any one year extension thereof, or otherwise terminated by PTC with or without cause.

•      You will participate in PTC’s short-term incentive plan as in effect from time to time for executive officers (“STI”). You will have the opportunity to earn, on an annual basis, a bonus subject to the achievement of performance goals for the applicable year determined by PTC’s Board of Directors (the “Board”). Your annual bonus target amount for any year performance period will be 75% of your then base salary (the “Bonus Target”), 25% of such bonus shall be paid in time vesting restricted stock, that vest one year from the date of grant. Your STI award for 2017, will be pro-rated from the Effective Date through December 31, 2017.

•      If you are employed by PTC, as contemplated hereunder, on December 31, 2017, you shall be paid not less than 50% of your pro-rated bonus amount for 2017, the balance to be paid to the extent the Board shall determine the 2017 performance goals were achieved.

•      If PTC terminates your employment without cause during 2017, you will be paid the unpaid balance of your 2017 base salary. Additionally, if your employment is terminated without cause on or after August 1, 2017, you will be entitled to payment of a pro-rata portion of your STI bonus for 2017, equal to the number of days you were actually employed during 2017 year; payment of 50% of such pro-rata amount shall be guaranteed, the balance to be paid to the extent the Board shall determine the 2017 performance goals were achieved.

•      With respect to any employment year other than 2017, if your employment is terminated without cause by PTC prior to the end of any one year extension of your employment term, you will be entitled to a pro-rata portion (equal to the number of days you were employed during that year) of your bonus for that year determined by reference to the performance goals determined by the Board to have been achieved, multiplied by your Bonus Target.

•      In addition to the STI plan, you will be entitled to participate in any employee benefit plan that PTC has adopted or may adopt, maintain, or contribute to for the benefit of its executive officers, subject to satisfying the applicable eligibility requirements. Your participation will be subject to the terms of the applicable plan documents and generally applicable PTC policies. Nothing in this letter shall be construed to require PTC to establish any specific employee benefit plan(s) or to prevent PTC from amending, modifying or terminating any employee benefit plan at any time.

•      You will be entitled to four (4) weeks of paid vacation per calendar year and five (5) days of personal time off (PTO) annually, as pro-rated for partial years.

•      You will be reimbursed for all reasonable out-of-pocket business expenses incurred by you in connection with your performance of your duties in accordance with PTC's expense reimbursement policy as in effect from time to time.

•      Your principal office will be located in Potomac, Maryland, provided, you understand and agree that you will be required to travel from time to time for business purposes and in the performance of your duties.

•      You will devote your full time, energy, business judgment, skills, and best efforts to the performance of your duties with PTC, provided that you will not be prevented from (i) participating in charitable, civic, educational, professional, community or industry affairs, (ii) managing your passive personal investments, and (iii) continuing to serve on the boards of directors of Thomas Somerville Co., Government Secure Solutions GCI (GSSC), Inc., and T.S. Realty Co.

•      You will continue to serve as a Director of PTC, however, as an executive officer of PTC, from and after the Effective Date you will not be compensated for such service.  Additionally, your execution of this letter shall constitute your resignation from the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee of the Board of Directors of PTC, effective as of the Effective Date.

This offer is contingent on your delivery of a duly executed Non-Disclosure; Non-Solicitation Agreement, and upon a satisfactorily completed background investigation and screening in accordance with PTC’s application process and background screening policy. Immediately following the Effective Date, we will prepare an employment contract, which will formally set forth all of the terms and conditions of your employment.

If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter and the attached documents, if any.

The “Effective Date” of your employment shall be the later of: (A) a satisfactorily completed background investigation and screening and (B) the date you Accepted and Agreed below.

Dr. Foley, we are very much looking forward to your joining the PTC team! Please indicate your written acceptance by signing this offer letter and returning it to me by email.

Sincerely,

/s/ Paul Eurek
Paul Eurek, Chairman, Compensation Committee
By Order of the Board of Directors

Accepted and Agreed to:

/s/ Donald H. Foley
Donald H. Foley
Dated:	4-12-2017